Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports Third Quarter 2015 Financial Results

Warren, MI – October 22, 2015 — Universal Truckload Services, Inc. (NASDAQ: UACL) today reported third quarter 2015 net income of $9.2 million, or $0.32 per basic and diluted share, on total operating revenues of $284.2 million.  This compares to $13.1 million, or $0.44 per basic and diluted share, during third quarter 2014 on total operating revenues of $302.1 million.

Operating revenues from transportation services decreased $18.7 million, or 9.5%, to $178.1 million in the quarter ended September 26, 2015.  The reduction in transportation services revenues includes an $11.0 million decline in separately-identified fuel surcharges and also reflects an 8.0% year-over-year decrease in the number of loads delivered, compared to the quarter ended September 27, 2014.  The decrease in loads was partly offset by a 3.6% increase in average transportation services operating revenues per load, excluding fuel surcharges, due partly to favorable trends in wind energy shipments.

Value-added services revenues decreased a modest 1.1% to $68.4 million in the most recent quarter, due to generally stable operating activity compared to the quarter ended September 27, 2014.  Revenues from intermodal services increased 4.1%, to $37.7 million from $36.2 million in the third quarter of 2014.  The $1.5 million net increase in revenues from intermodal services reflects a $2.2 million, or 6.6% increase in revenues recognized on intermodal drayage services.  For the thirty-nine weeks ended September 26, 2015, our intermodal drayage revenue has increased 11.9%.

Consolidated income from operations decreased 26.5% to $16.9 million, compared to $23.0 million in third quarter 2014.  EBITDA decreased 19.0% to $25.5 million in third quarter 2015, compared to $31.5 million one year earlier.  Operating income as a percentage of total operating revenues and EBITDA margin for the third quarter 2015 are 6.0% and 9.0%.  These profitability metrics compare to 7.6% and 10.4%, respectively, in third quarter 2014.  Prompted by an 8.3% decline in operating revenues in Universal’s transportation segment, income from operations in our transportation segment decreased $2.1 million, or 20.6%, to $8.1 million in third quarter 2015 from $10.2 million one year ago.

Income from operations in our logistics segment decreased $3.9 million, or 27.9%, to $10.1 million in the quarter ended September 26, 2015 from $14.0 million one year earlier on comparable aggregate revenue totaling $97.2 million in the third quarter.  Agreed customer contract price changes, program implementation costs, and a reduction in the value of Universal’s international income due to a stronger U.S. dollar impacted our consolidated logistics segment income.

Universal’s Chief Executive Officer, Jeff Rogers, observed, “Flatbed and heavy haul revenues remain restrained, due to the significant contraction in energy exploration and steel shipments compared to last year.  Wind energy-related moves, where Universal offers unique capabilities, have picked up.  Industrial and automotive dry van load counts reflect somewhat softer demand and summer plant shutdowns, which also impacted our value-added services business in the third quarter.

“Although there are bright spots, I am disappointed with Universal’s overall financial performance through the first nine months of the year.  Tough challenges that are confronting several of our key markets have undercut progress toward our long term organic growth objectives.  Nevertheless, we continue to make progress building new customer and agent relationships, enhancing capacity, and improving business processes.  I am confident the team is focused on the right long term objectives.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of September 26, 2015, we held cash and cash equivalents totaling $10.2 million and marketable securities totaling $13.4 million.  Outstanding debt totaled $245.9 million and obligations pursuant to capital leases were valued at $2.2 million.  Capital expenditures in third quarter 2015 totaled $4.2 million.

Universal Truckload Services, Inc. also announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on November 2, 2015 and is expected to be paid on November 12, 2015.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, CEO,  and David Crittenden, CFO, will discuss Universal’s third quarter 2015 financial performance, the demand outlook in our key markets, the impact of pricing, fuel surcharges and foreign currency changes on our revenues and profits, and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM EDT
Date:	Friday, October 23, 2015
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	51064393

A replay of the conference will be available beginning two hours after the call through November 19, 2015, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 51064393. The call will also be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Operating revenues:
Transportation services	$178,114	$196,777	$518,668	$574,098
Value-added services	68,400	69,170	213,723	214,659
Intermodal services	37,700	36,181	110,391	100,284
Total operating revenues	284,214	302,128	842,782	889,041

Operating expenses:
Purchased transportation and equipment rent	146,687	160,269	427,852	456,212
Direct personnel and related benefits	54,116	47,917	159,374	157,271
Commission expense	9,651	11,687	28,012	32,440
Operating expense (exclusive of items shown separately)	25,483	28,545	81,624	90,644
Occupancy expense	6,739	6,198	20,173	18,791
Selling, general and administrative	9,452	9,784	27,724	29,656
Insurance and claims	6,598	6,259	16,643	17,853
Depreciation and amortization	8,544	8,469	26,449	24,132
Total operating expenses	267,270	279,128	787,851	826,999
Income from operations	16,944	23,000	54,931	62,042
Interest expense, net	(2,078)	(2,049)	(5,821)	(6,087)
Other non-operating income	135	101	807	315
Income before provision for income taxes	15,001	21,052	49,917	56,270
Provision for income taxes	5,754	7,958	19,222	21,419
Net income	$9,247	$13,094	$30,695	$34,851

Earnings per common share:
Basic	$0.32	$0.44	$1.04	$1.16
Diluted	$0.32	$0.44	$1.04	$1.16

Weighted average number of common shares outstanding:
Basic	28,661	29,947	29,537	30,037
Diluted	28,661	29,982	29,541	30,077

Dividends declared per common share:	$0.07	$0.07	$0.21	$0.21

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 26, 2015	December 31, 2014
Assets
Cash and cash equivalents	$10,190	$8,001
Marketable securities	13,408	14,309
Accounts receivable - net	159,003	151,107
Other current assets	47,740	42,863
Total current assets	230,341	216,280
Property and equipment - net	170,894	178,069
Other long-term assets - net	126,627	134,665
Total assets	$527,862	$529,014

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$108,903	$103,389
Capital lease obligations	2,221	3,031
Debt	245,855	235,298
Other long-term liabilities	47,139	50,135
Total liabilities	404,118	391,853
Total shareholders' equity	123,744	137,161
Total liabilities and shareholders' equity	$527,862	$529,014

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Transportation Services:
Average operating revenues per loaded mile (a)	$2.75	$3.03	$2.72	$2.98
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.54	$2.65	$2.48	$2.58
Average operating revenues per load (a)	$1,057	$1,081	$1,029	$1,053
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$978	$944	$941	$914
Average length of haul (a) (b)	384	357	379	354
Number of loads (a)	150,668	163,853	453,353	481,513

Value Added Services:
Number of facilities (c)
Customer provided	17	15	17	15
Company leased	31	30	31	30
Total	48	45	48	45

Intermodal Services:
Drayage (in thousands)	$34,926	$32,760	$101,062	$90,333
Domestic Intermodal (in thousands)	389	1,103	1,639	2,650
Depot (in thousands)	2,385	2,318	7,690	7,301
Total (in thousands)	$37,700	$36,181	$110,391	$100,284

Average operating revenues per loaded mile	$5.60	$5.49	$5.47	$5.31
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable	$4.76	$4.41	$4.59	$4.27
Average operating revenues per load	$412	$406	$414	$400
Average operating revenues per load, excluding fuel surcharges, where separately identifiable	$350	$326	$347	$322
Number of loads	84,720	80,598	244,286	225,679
Number of container yards	10	11	10	11

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.

(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
Average Headcount:
Employees	4,730	4,228	4,497	4,217
Full time equivalents	1,678	1,541	1,557	1,580
Total	6,408	5,769	6,054	5,797

Average number of tractors:
Provided by owner-operators	3,333	3,365	3,299	3,327
Owned	782	836	822	797
Third party lease	32	41	30	65
Total	4,147	4,242	4,151	4,189

Operating Revenues by Segment:
Transportation	$186,927	$203,944	$542,884	$574,667
Logistics	97,179	98,081	299,591	314,049
Other	108	103	307	325
	$284,214	$302,128	$842,782	$889,041

Income from Operations by Segment:
Transportation	$8,086	$10,218	$23,602	$25,347
Logistics	10,129	13,992	31,627	39,754
Other	(1,271)	(1,210)	(298)	(3,059)
	$16,944	$23,000	$54,931	$62,042

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
	( in thousands)		( in thousands)
EBITDA
Net income	$9,247	$13,094	$30,695	$34,851
Provision for income taxes	5,754	7,958	19,222	21,419
Interest expense, net	2,078	2,049	5,821	6,087
Depreciation and amortization	8,544	8,469	26,449	24,132
Other non-operating income	(135)	(101)	(807)	(315)
EBITDA	$25,488	$31,469	$81,380	$86,174

EBITDA margin (a)	9.0%	10.4%	9.7%	9.7%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.